EXHIBIT P

AMENDED AND RESTATED CODE OF ETHICS

AS AMENDED ON JUNE 12, 2015

NYSA SERIES TRUST

A. INTRODUCTION

Nysa Series Trust (Trust) is registered as an open-end management investment company under the Investment Company Act of 1940 Act (1940 Act). Pinnacle Advisors, LLC is registered as an investment adviser under the Investment Advisers Act of 1940 (Advisers Act), and currently serves as investment adviser to the Trust (Adviser). Pinnacle Investments, LLC is registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act) and currently serves as principal underwriter of the shares of the Trust (Distributor). The Trust, the Adviser and the Distributor have adopted this Amended and Restated Code of Ethics as of the (Code of Ethics or Code).

The purpose of this Code of Ethics is to alert officers and trustees of the Trust as well as all officers, managing members, employees and certain affiliated persons of the Adviser and the Distributor of their ethical and legal responsibilities with respect to certain matters, including securities transactions, involving (a) possible conflicts interest with the Trust or (b) the possession of certain non-public information.1 Except as otherwise specified herein, this Code applies to all employees, officers, managing members and /or trustees of the Adviser, the Distributor and the Trust.

This Code of Ethics is based on the principle that all employees, officers, managing members and/or, trustees and employees of the Trust have a fiduciary duty to place the interests of the Trust before their own interests, to conduct all personal securities transactions in accordance with the Code of Ethics, and to do so in a manner which does not interfere with the portfolio transactions of the Trust, or otherwise take unfair advantage of their relationship to the Trust. Persons covered by this Code must adhere to this general principle as well as comply with the specific provisions of the Code. Technical compliance with this Code will not insulate from scrutiny trades which indicate an abuse of an individual’s fiduciary duties to the Trust. For purpose of this Code of Ethics, the term “Trust” includes any series thereof.

B. RULE 17j-1

Rule 17j-1 under the Investment Company Act of 1940 (1940 Act) requires registered investment companies, their investment advisers and their principal underwriters to adopt codes of ethics containing provisions reasonably necessary to prevent their respective “access persons” from engaging in certain fraudulent, deceptive and manipulative practices as defined in the rule.

Rule 204A-1 under the Investment Advisers Act of 1940 (Advisers Act) requires investment advisers registered or required  to be registered under Section 203 of the Advisers Act to establish, maintain and enforce a written code of ethics that, at a minimum includes:

1.

A standard (or standards) of business conduct that it requires of its supervised persons, which standard must reflect the adviser’s fiduciary obligations and those of its “supervised persons”;

2.

Provisions that require the adviser’s supervised persons to comply with applicable Federal securities laws;

3.

Provisions that require all of the adviser’s access persons to report, and the adviser to review, the personal securities transactions and holdings of its access persons periodically as provided in the rule;

4.

Provisions requiring supervised persons to report any violations of the adviser’s code of ethics promptly to the adviser’s chief compliance officer or, provided that its chief compliance officer also receives reports of all violations, to such other persons as may be designated by the adviser in its code of ethics.

5.

Provisions requiring the adviser to provide each of its supervised persons with a copy of its code of ethics and any amendments, and requiring its supervised persons to provide the adviser with a written acknowledgement of their receipt of the code and amendments.

C. DEFINITIONS

1.

“Access Person” means with respect to the Trust:

     (i) Any Advisory Person of the Trust or the Adviser, any officer or member of the Adviser, any officer or trustee of the Trust;

(ii) Any officer or member of the Distributor who, in the ordinary course of business, make, participates in or obtains information regarding, the purchase or sales of Covered Securities by the Trust, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Trust regarding the purchase or sale of Covered Securities. The Chief Compliance Officer(s) for the Trust, Adviser and the Distributor are responsible for determining who are “Access Persons” with respect to the organization for which he or she serves as Chief Compliance Officer.

2.

“Advisory Person” of the Trust or the Adviser means:

(i) Any employee of the Trust or Adviser, (or of any company in a control relationship to the Trust or the Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sales of Covered Securities by the Trust, or whose functions relate to making of any recommendations with respect to such purchases or sales; and

     (ii) Any natural person in a control relationship to the Trust or Adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Covered Securities by the Trust.

3.

“Beneficial Ownership” shall be interpreted in the same manner a it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and the regulations there under, except that the determination of direct of indirect beneficial ownership shall apply to all securities which an access person has or acquires.

4.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

5.

“Disinterested Trustee” means a trustee who is not an “interested person” within the meaning of Section 2(a)(9) of the 1940 Act.

6.

“Equivalent Security” means any security issued by the same entity as the issuer of a subject security, including options, rights, warrants, preferred stock, restricted stock, phantom stock, bonds and other obligations of that issuer, or a security convertible into another security.

7.

“Immediate Family” of an individual means any of the following persons who reside in the same household as the individual: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, and sister-in-law.

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) which the Chief Compliance Officer determines could lead to possible conflicts of interest, diversion of a corporate opportunity, or appearance of impropriety which this Code is intended to prevent.

8.

“Investment Personnel” means those employees of the Trust, Adviser or Distributor or any person in a control relationship to the Trust, Adviser or the Distributor who provide information and advice regarding the purchasing or sale of securities by the Trust.

9.

“Investment Manager” means any employee entrusted with the direct responsibility and authority to make investment decisions affecting the Trust.

10.

“Covered Security” shall have meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of unaffiliated registered open-end investment companies, direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements. “Covered Security” does not include futures contracts or options on futures contracts (provided these instruments are not used to indirectly acquire an interest which would be prohibited under this Code).

11.

“Purchase or Sale of a Covered Security” includes, without limitation, the writing purchase or exercise of an option to purchase or sell a security, conversions of convertible securities and short sales.

12.

“Security Held or to be Acquired or Sold by the Trust” means: (i) any Covered Security which, within the most recent 15 days, (a) is or has been held by the Trust; or (b) is being considered by the Trust or its Adviser for purchase or sale by the Trust; and (ii) any option to purchase or sell, any security convertible or exchange for, a Covered Security as described in Section B. 10 of this Code of Ethics.

13.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) or the Securities Exchange Act of 1934. Securities issued in Initial Public Offerings are included in the definition of “Covered Securities”.

14.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of Section 4(6) or pursuant to rule 504, Rule 505, or Rule 506 under Securities Act of 1933. Securities issued in Limited Offerings are included in the definition of “Covered Securities”.

15.

“Automatic Investment Plans” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

16.

“Supervised Person” shall have the same meaning as that set forth in Section 2(a)(25) of the Advisers Act and, as such, shall mean any partner, officer, director, (or other person occupying a similar status or performing similar functions), or employee of an investment adviser and is subject to the supervision and control of the investment adviser.

D.   GENERAL ANTI-FRAUD CONSIDERATIONS

It is unlawful for any affiliated person of or principal underwriter for the Trust, or any affiliated person of the Adviser of or principal underwriter for the Trust, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Trust or any series thereof:

(1)

To employ any device, scheme or artifice to defraud the Trust or any series thereof:

(2)

To make any untrue statement of a material fact to the Trust or any series thereof or omit to state a material fact necessary in order to make the statements made to the Trust or any Series thereof, in light of the circumstances under which they were made, not misleading;

(3)

To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Trust or any series thereof; or

(4)

To engage in any manipulative practice with respect to the Fund.

E. PRE-CLEARANCE REQUIREMENTS

All Access Persons shall clear in advance through the Chief Compliance Officer of the Trust or his designee any purchase or sale, direct or indirect, of any Covered Security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest. The Chief Compliance Officer shall retain written records of such pre-clearance requests and responses thereto.

The Chief Compliance Officer will not grant clearance for any purchase or sale if the Security is currently being considered for purchase or sale or being purchased or sold by the Trust, as described in Section B.12 above

The Chief Compliance Officer may refuse to pre-clear a transaction if he or she deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

Advisory Persons of the Adviser and/or the Trust must obtain approval from the Trust or the Adviser before directly or indirectly acquiring beneficial ownership in any securities in a Limited Offering or an Initial Public Offering. The applicable Compliance Officer will not grant clearance for the acquisition of a security in a Limited Offering or Initial Public Offering if it is determined that the investment opportunity to acquire the security is being offered to the individual requesting clearance by virtue of such individual’s position with the Adviser or the Trust (as applicable). An individual who has been granted clearance to acquire Securities in a Limited Offering or an Initial Public Offering shall disclose such investment in the issuer. A subsequent consideration by the Trust to purchase such a Security shall be subject to independent review by Investment Personnel with no personal interest in the issuer.

Clearance is effective, unless earlier revoked, until the earlier of (1) the close of business on the fifth trading day, beginning on and including the day on which such clearance was granted, or (2) the access person learns that the information provided to the Chief Compliance Officer in such access person’s request for clearance is not accurate. If an access person places an order for a transaction within the five trading days but such order is not executed within the five trading days (i.e. a limit order), clearance need not be obtained again unless the person who placed the original order in any way. Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the access person has knowledge that a security to which the clearance relates is being considered for purchase or sale.

F. EXEMPTED TRANSACTIONS

The pre-clearance requirements in Section E of this Code shall not apply to:

1.

Purchases or sales that are non-volitional on the part on part of either the Access Person or the Trust.

2.

Purchases which are part of an Automatic Investment Plan.

3.

Shares of the Trust or any other investment company affiliated with the Trust, Adviser or the Distributor.

4.

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired form such issuer, and sales of such rights so acquired.

5.

Purchases or sales by a disinterested trustee or a member of his or her immediate family.

G.  PROHIBITED ACTIONS AND TRANSACTIONS

Notwithstanding the clearance provisions under Section E hereof, the following actions and transactions are prohibited and will result in sanctions including, but not limited to, the sanctions expressly provided for in this Section.

1.

Access Persons shall not execute a securities transaction on a day during which the Trust has a pending buy or sell order in that same security or an equivalent security until that order is executed or withdrawn. An Access Person shall disgorge any profits realized on trades within such period. This prohibition does not apply to disinterested trustees and their immediate families.

2.

Short-term trading by Advisory Persons of the Adviser and/or the Trust is discouraged. For purpose of this Code of Ethics “short-term trading” shall mean the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days.

3.

Advisory Person of the Adviser and/or the Trust shall not accept from any person or entity that does or proposed to do business with or on behalf of the Trust a gift or other thing of more than de minimis value or any other form of advantage. The solicitation or giving of such gifts by investment personnel and investment managers is also prohibited. For purposes of this subparagraph, “de minimis” means $100 or less if received in the normal course of business.

4.

Access Persons shall not be permitted to serve on the Board of Directors of publicly traded companies whose securities are eligible for purchase by any series of the Trust.

5.

Advisory Persons of the Adviser and/or the Trust shall not purchase during the underwriting of the security any security which, due to its public demand in relation to the amount offered, is likely to increase in value.

6.

Investment Personnel and Investment Managers shall not engage in short sales or margin trades of securities if such short sales or margin trades would have a detrimental effect on the management of the Trust or any series thereof.

7.

An Access Person shall not execute a securities transaction while in possession of material non-public information regarding the security or its issuer.

8.

An Access Person shall not execute a securities transaction which is intended to raise, lower, or maintain the price of any security or to create false appearance of active trading (anti-market manipulation).

9.

An Access Person shall not execute a securities transaction involving the purchase or sale of a security at at a time when such access person intends, or knows of another’s intention, to purchase or sell that security (or an equivalent security) on behalf of the Trust. This prohibition would not apply whether the transaction is in the same (e.g., two purchases) or the opposite (a purchase and dale) direction as the transaction of the Trust.

10.

An Access Person shall not cause or attempt to cause the Trust to purchase, sell, or hold any security in a manner calculated to create any personal benefits to such access person or his or her immediate family. If an Access Person or his or her immediate family stands to materially benefit from an investment decision for the Trust that the Access Person is recommending or in which the Access Person is participating, the Access Person shall not disclose to the persons with authority to make investment decisions for the Trust, any beneficial ownership interest that the Access person or his or her immediate family has in such security or an equivalent security, or in the issuer thereof, where the decision could create a material benefit to the Access Person or his or her immediate family or the appearance of impropriety.

H. REPORTING REQUIREMENTS OF ACCESS PERSONS

Subject to the exception noted in Section I of this Code of Ethics, every Access Person of the Trust, the Adviser and Distributor, must provide to the Trust, the Adviser or the Distributor, as the case may be, the reports described in this Section H.

1.

Disclosure of Personal Brokerage Accounts.

Within ten days of becoming an Access Person, all Access Persons are required to submit to the CCO a report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their Immediate Family, and any brokerage accounts which they control or in which they or a member of their Immediate Family have a Beneficial Ownership. Each such report must contain the date on which it is submitted and the information in the report must be current as of a date no more than 45 days prior to that date. Thereafter, each Access Person must update the information contained in such report on an annual basis and the report should be submitted with the annual holdings reports described below. In addition, Access Persons must notify the CCO immediately upon the opening of a new personal brokerage account. Access Persons must arrange for delivery of duplicate account statements and trade confirmations to the CCO.

2.

Initial Holdings Report

Within ten days of becoming an Access Person, each Access Person must submit to the CCO an Initial Holdings Report that contains the following information about each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership:  the title and type of Security, and, as applicable, the exchange sticker symbol or CUSIP number, number of shares, and principal amounts of thereof. The Initial Holding Report must state the date on which it is submitted and provide information that is current as of a date no more that 45 days prior to the date that the report was submitted.

3.

Annual Holdings Report

On an annual basis all Access Persons must supply the information required to be provided in the Initial Holdings Report (Annual Holdings Report). Each Annual Holdings Report must state the date on which it is submitted, and the information included therein must be current as of a date no more that 45 days prior to the date the report was submitted. Such reports must also include the name of any broker, dealer, or bank with whom the Access Person maintains an account in which securities are helf for the direct or indirect benefit of the Access Person.

4.

Quarterly Transaction Reports

All Access Persons, shall report to the CCO the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Securities

•

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;

•

The nature of the transaction (i.e., purchase, sales or any other type of acquisition or disposition);

•

The price of the Covered Security at which the transaction was effected;

•

The name of the broker, dealer, or bank with or through whom the transaction was effected; and

•

The date the Access Person submits the report.

Such Quarterly Transaction Reports shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Quarterly Transactions Reports may be provided in the form of Confirmations and Brokerage Statements sent directly to the CCO.

I.

Exceptions to Reporting Requirements

1.

A person need not make a report under Section H of this Code of Ethics with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

2.

A trustee of the Trust who is a Disinterested Trustee and who would be required to make a report solely by reason of being a trustee of the Trust, need not make:

a.

   An Annual Holdings Report under Section H.3. of this Code of Ethics; and

b.

A Quarterly Transaction Report under Section H.4. of this Code of Ethics unless the Trustee knew or, in ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately before or after the Trustee’s Transaction in a Covered Security, the Trust purchased or sold the Covered Security, or the Trust or investment adviser considered purchasing or selling the Covered Security.

3.

An Access Person of the Distributor need not make a report to the Distributor under Section H of this Code of Ethics if:

a.

The Distributor is not an affiliated person of the Trust; and

b.

The Distributor has no officer, director or managing member who serves as an officer or trustee of the Trust of the Adviser.

4.

An Access Person of the Adviser need not make a separate report to the Adviser under Section H of this Code of Ethics to the extent that the information in the report would duplicate information required to be recorded under Rule 204-2(a)(13) of the Adviser Act.

5.

An Access Person need not make a quarterly transaction report under Section H.4. of this Code of Ethics if the report would duplicate information contained in broker trade confirmations or account statements received by the Trust, the Adviser or the Distributor with respect to the Access Person in the time period required by paragraph (d)(1)(ii), if all the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Trust, Adviser or Distributor.

6.

An Access Person need not make a quarterly transaction report under Section H..4. of this Code of Ethics with respect to transactions effected pursuant to an Automatic Investment Plan.

I.  REVIEW OF REPORTS

The Trust, the Adviser and the Distributor shall adopt and implement procedures for the review of all required to be made pursuant to Section H of this Code of Ethics.

J.  NOTIFICATION OF REPORTING OBLIGATION

The Trust, the Adviser and the Distributor shall identify all Access Persons who are required to make reports pursuant to Section H of this Code of Ethics and shall inform their perspective Access Persons of their reporting obligations.

K.  CONFIDENTIALITY OF TRANSACTIONS AND INFORMATION

1.

Every Access Person shall treat as confidential information the fact that a security is being considered for purchase or sale by the Trust, the contents of any research report, recommendation or decision, whether at the preliminary or final level, and the holdings of the Trust and shall not disclose any such confidential information without prior consent from the applicable Compliance Officer. Notwithstanding the foregoing, the holdings of the Trust shall be considered confidential until after such holdings by the Trust have been disclosed in a public report to shareholders or the Securities and Exchange Commission.

2.

Access Persons shall not disclose any such confidential information to any person except those employees and trustees who need such information to carry out the duties of their position with Adviser or the Trust (as applicable).

L.  PROVISIONS APPLICABLE TO ACCESS PERSONS AND ADVISER’S “SUPERVISED PERSONS”

1.

Compliance with Federal Securities Laws

All Access Persons and Adviser’s “Supervised Persons” (as defined in Section 2(a)(25) of the Advisers Act) are required to comply with all federal securities laws, including the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach Bliley Act and any rules adopted there under by the SEC, and the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted there under by the SEC or the Department of the Treasury.

2.

Obligation to Report Violations of the Code of Ethics

3.

All Access Persons and Adviser’s Supervised Persons are required to report any violations of this Code of Ethics promptly to the Chief Compliance Officer, provided that such designee to the Chief Compliance Officer reports all such violations promptly.

M. SANCTIONS

Upon discovering a violation of this Code, the Adviser, the Distributor or the Board of Trustees of the Trust (as applicable) may impose such sanctions, as it deems appropriate, including, without limitation, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees of the Trust.

N. CERTIFICATION OF COMPLIANCE

Each Access Persons shall annually certify that he or she has read and understands this Code and recognizes that he or she is subject hereto.

Adopted on January 10, 2014

Amended on June 12, 2015

Footnotes

1In adopting this Code of Ethics, the Adviser and the Distributor recognize their separate obligations under the Advisers Act and the Securities Exchange Act of 1934 (“Exchange Act”) to adopt and implement a policy and related procedures that are designated to detect and prevent the misuses of material, non-public information. The Adviser and the Distributor acknowledge that this Code of Ethics is not intended to address, and does not address, those obligations.